                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-125845-01

PROSPECTUS

                                 CITIGROUP INC.
                     UNCONDITIONAL GUARANTEE AS TO PAYMENT
                         TO THE EXTENT SET FORTH HEREIN
              OF THE FOLLOWING SECURITIES ISSUED OR GUARANTEED BY
                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.
                         AND ITS CORPORATE PREDECESSORS

                                  SALOMON INC

All outstanding Medium-Term Notes, Series C
All outstanding Medium-Term Notes, Series D
All outstanding Medium-Term Notes, Series G
6.75% Senior Notes due January 15, 2006

                           SMITH BARNEY HOLDINGS INC.

All outstanding Medium-Term Notes, Series H
7.125% Senior Notes due October 1, 2006
7.375% Senior Notes due May 15, 2007

                                                        (continued on next page)

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these guarantees or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

     These guarantees are not deposits or savings accounts but are unsecured obligations of Citigroup Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

     One or more broker-dealer subsidiaries of Citigroup Inc., including Citigroup Global Markets Inc., expect to offer and sell the outstanding securities as part of their business, and may act as a principal or agent in such transactions. These broker-dealer subsidiaries may use this prospectus in connection with these activities.

                                   CITIGROUP
June 30, 2005

                             (CONTINUED FROM COVER)
                       SALOMON SMITH BARNEY HOLDINGS INC.

All outstanding Medium-Term Notes, Series H
All outstanding Medium-Term Notes, Series K
All outstanding Medium-Term Notes, Series M
6.5% Senior Notes due February 15, 2008
5.875% Senior Notes due March 15, 2006
Principal-Protected Equity Linked Notes Based Upon the S&P 500 Index due August
     1, 2005
Principal-Protected Equity Linked Notes Based Upon the S&P 500 Index due
     December 30, 2005
Callable Principal-Protected Equity Linked Notes Based Upon the S&P 500 Index
     due June 30, 2006
Callable Equity Linked Notes Based Upon the TheStreet.com Internet Sector Index
     due May 28, 2006
Forward Contract with respect to the Common Stock of Bank One Corporation due
     August 2005
Guarantee of TARGETS Trust XVI Targeted Growth Enhanced Terms Securities
     (TARGETS) with respect to the Common Stock of Bank One Corporation due August 2005
Forward Contract with respect to the Common Stock of Amgen Inc. due November
     2007
Guarantee of TARGETS Trust XVII Targeted Growth Enhanced Terms Securities
     (TARGETS) with respect to the Common Stock of Amgen Inc. due November 2007 Forward Contract with respect to the Common Stock of Dell Computer Corporation due February 2006
Guarantee of TARGETS Trust XVIII Targeted Growth Enhanced Terms Securities
     (TARGETS) with respect to the Common Stock of Dell Computer Corporation due February 2006

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

All outstanding Medium-Term Notes, Series A
All outstanding Medium-Term Notes, Series C
All outstanding Medium-Term Notes, Series D
All outstanding Medium-Term Notes, Series F
All outstanding Medium-Term Notes, Series K
Principal-Protected Equity Linked Notes Based Upon a Group of Asian Currencies
     due April 28, 2008
Principal-Protected Equity Linked Notes Based Upon the Nasdaq-100 Index due
     September 28, 2009
Principal-Protected Equity Linked Notes Based Upon the Dow Jones Global Titans
     due October 29, 2009
Principal-Protected Equity Linked Notes Based Upon the S&P 500 Index due October
     29, 2009
Principal-Protected Equity Linked Notes Based Upon the Dow Jones Industrial
     Average due December 29, 2009
Principal-Protected Equity Linked Notes Based Upon the S&P 500 Index due January
     28, 2010
Principal-Protected Equity Linked Notes Based Upon the Dow Jones Industrial
     Average due August 25, 2010
Principal-Protected Equity Linked Notes Based Upon the Dow Jones Global Titans
     due October 28, 2010
8% SEQUINS Based Upon the Common Stock of Texas Instruments Incorporated due
     July 25, 2005
8% SEQUINS Based Upon the Common Stock of Motorola Inc. due August 1, 2005
8% SEQUINS Based Upon the Common Stock of Apple Computer Inc. due October 28,
     2005
7.50% SEQUINS Based Upon the Common Stock of InterActiveCorp due April 3, 2006 7.25% SEQUINS Based Upon the Common Stock of Altria Group, Inc. due June 1, 2006 SynDECS Variable Rate Exchangeable Notes (Subject to exchange into shares of common stock of Regency Centers Corporation) due July 1, 2006
SynDECS Variable Rate Exchangeable Notes (Subject to exchange into American
     Depositary Shares of The News Corporation Limited) due April 6, 2009
Stock Market Upturn Notes Based Upon the S&P 500 Index due February 28, 2006 Stock Market Upturn Notes Based Upon the Nasdaq-100 Index due November 27, 2006 Stock Market Upturn Notes Based Upon the Dow Jones Industrial Average due
     November 3, 2006
Stock Market Upturn Notes Based Upon the Dow Jones Industrial Average due
     November 29, 2006
10% ELKS Based Upon the Common Stock of Yahoo! Inc. due June 30, 2005
7.5% ELKS Based Upon the Common Stock of Genentech, Inc. due August 30, 2005

8% ELKS Based Upon the Common Stock of Texas Instruments, Inc. due February 6,
     2006
8.5% ELKS Based Upon the Common Stock of Freeport-McMoran Copper & Gold Inc. due
     May 1, 2006
Index LASERS Based Upon the Dow Jones Industrial Average due March 26, 2008 Index LASERS Based Upon the Nikkei 225 Index due June 19, 2008
Index LASERS Based Upon the Dow Jones EURO STOXX 50 Index due March 30, 2009 Enhanced Income Strategy Principal-Protected Notes due November 4, 2008
Enhanced Income Strategy Principal-Protected Notes due February 26, 2009 Enhanced Income Strategy Principal-Protected Notes due November 27, 2009 Enhanced Income Strategy Principal-Protected Notes due February 26, 2010 Enhanced Income Strategy Principal-Protected Notes due May 5, 2010
Enhanced Income Strategy Principal-Protected Notes due May 26, 2010
Enhanced Income Strategy Principal-Protected Notes due August 27, 2010
Enhanced Income Strategy Principal-Protected Notes due November 29, 2010
REIT Enhanced Income Strategy Principal-Protected Notes due April 4, 2011
Index Linked Notes Based Upon the 2005-2 Dynamic Portfolio Index/DowJones-AIG
     Commodity Index Total Return due March 3, 2011
PACERS Based Upon the Common Stock of JPMorgan Chase & Co. due November 29, 2007 Forward Contract with respect to the Common Stock of Time Warner Inc. due
     November 2006
Guarantee of TARGETS Trust XIX Targeted Growth Enhanced Terms Securities
     (TARGETS) with respect to the Common Stock of Time Warner Inc. due November 2006
Forward Contract with respect to the Common Stock of Cisco Systems, Inc. due
     February 2007
Guarantee of TARGETS Trust XX Targeted Growth Enhanced Terms Securities
     (TARGETS) with respect to the Common Stock of Cisco Systems, Inc. due February 2007
Forward Contract with respect to the Common Stock of Alcoa Inc. due May 2007 Guarantee of TARGETS Trust XXI Targeted Growth Enhanced Terms Securities
     (TARGETS) with respect to the Common Stock of Alcoa Inc. due May 2007 Forward Contract with respect to American Depositary Receipts representing ordinary shares of Nokia Corporation due August 2007
Guarantee of TARGETS Trust XXII Targeted Growth Enhanced Terms Securities
     (TARGETS) with respect to American Depositary Receipts representing ordinary shares of Nokia Corporation due August 2007
Forward Contract with respect to the Common Stock of Newmont Mining Corporation due November 2007
Guarantee of TARGETS Trust XXIII Targeted Growth Enhanced Terms Securities
     (TARGETS) with respect to the Common Stock of Newmont Mining Corporation due November 2007
Forward Contract with respect to the Common Stock of Intel Corporation due
     February 2008
Guarantee of TARGETS Trust XXIV Targeted Growth Enhanced Terms Securities
     (TARGETS) with respect to the Common Stock of Intel Corporation due February 2008

                             ---------------------

     The outstanding securities listed above and the guarantees of the outstanding securities by Citigroup Inc. offered by this prospectus have been registered under the Securities Act of 1933.

     Citigroup Inc. has guaranteed the payments due under the outstanding securities listed above to the extent set forth herein.

                               TABLE OF CONTENTS

CITIGROUP INC. .............................................    1
RATIO OF INCOME TO FIXED CHARGES AND RATIO OF INCOME TO
  COMBINED FIXED CHARGES INCLUDING PREFERRED STOCK
  DIVIDENDS.................................................    1
USE OF PROCEEDS.............................................    1
DESCRIPTION OF THE GUARANTEES...............................    2
DESCRIPTION OF THE OUTSTANDING SECURITIES...................    2
MARKET-MAKING ACTIVITIES....................................    4
LEGAL MATTERS...............................................    4
EXPERTS.....................................................    4
WHERE YOU CAN FIND MORE INFORMATION.........................    4

                                 CITIGROUP INC.

     Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts doing business in more than 100 countries. Citigroup's activities are conducted through the Global Consumer, Corporate and Investment Banking, Global Wealth Management, Asset Management, and Alternative Investments business segments.

     Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup's subsidiaries that operate in the banking, insurance and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities, state insurance departments and securities regulators. Citigroup's subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup's ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

     Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citigroup may be required to commit resources to its subsidiary banks.

     The principal office of Citigroup is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

                      RATIO OF INCOME TO FIXED CHARGES AND
                   RATIO OF INCOME TO COMBINED FIXED CHARGES
                      INCLUDING PREFERRED STOCK DIVIDENDS

     The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for the three months ended March 31, 2005 and each of the five most recent fiscal years.

                                    THREE MONTHS           YEAR ENDED DECEMBER 31,
                                       ENDED        -------------------------------------
                                   MARCH 31, 2005   2004    2003    2002    2001    2000
                                   --------------   -----   -----   -----   -----   -----
Ratio of income to fixed charges
  (excluding interest on
  deposits)......................      2.67x        2.68x   3.38x   2.52x   1.95x   1.78x
Ratio of income to fixed charges
  (including interest on
  deposits)......................      2.04x        2.02x   2.45x   1.92x   1.60x   1.50x
Ratio of income to combined fixed
  charges including preferred
  stock dividends (excluding
  interest on deposits)..........      2.66x        2.66x   3.34x   2.50x   1.93x   1.77x
Ratio of income to combined fixed
  charges including preferred
  stock dividends (including
  interest on deposits)..........      2.03x        2.01x   2.43x   1.90x   1.59x   1.49x

                                USE OF PROCEEDS

     Citigroup will not receive any of the proceeds from the sale of the outstanding securities. All offers and sales of outstanding securities pursuant to this prospectus and the accompanying prospectus, prospectus supplement and pricing supplement, if applicable, will be for the accounts of the broker-dealer subsidiaries of Citigroup in connection with market-making transactions.

                         DESCRIPTION OF THE GUARANTEES

     The payments due under the outstanding securities issued or guaranteed by Citigroup Global Markets Holdings and its corporate predecessors listed in this prospectus are fully and unconditionally guaranteed by Citigroup. If for any reason Citigroup Global Markets Holdings does not make any required payment in respect of the outstanding securities when due, Citigroup will cause the payment to be made at the same address at which Citigroup Global Markets Holdings is obligated to make such payment. The holder of a guaranteed security will be entitled to payment under the relevant guarantee of Citigroup without taking any action whatsoever against Citigroup Global Markets Holdings. Citigroup's obligations under its guarantee contained in each indenture and guarantee agreement identified below in "Description of the Outstanding Securities" are unconditional, irrespective of: (i) any extension, amendment, modification or renewal of the outstanding securities; (ii) any waiver of any event of default, extension of time or failure to enforce any of the outstanding securities; or
(iii) any extension, moratorium or other relief granted to Citigroup Global Markets Holdings pursuant to any applicable law or statute.

     Citigroup's guarantee of the payments due under the outstanding securities listed in this prospectus will be an unsecured and unsubordinated obligation which will rank equally with all of Citigroup's other unsecured and unsubordinated obligations.

     Each guarantee is included as part of the indenture or guarantee agreement under which the related outstanding securities were issued. Holders of any of the outstanding securities may inspect a copy of such indenture or guarantee agreement at the office of the trustee for such outstanding securities during normal business hours and copies of such indenture or guarantee agreement may be obtained from Citigroup, Citigroup Global Markets Holdings or the relevant trustee.

                   DESCRIPTION OF THE OUTSTANDING SECURITIES

     The outstanding securities listed in this prospectus were issued under one of the following indentures and guarantee agreements, including any amendments or supplements thereto:

     - Indenture regarding senior debt securities, dated as of December 1, 1988, between Citigroup Global Markets Holdings Inc. (successor-in-interest to Salomon Inc) and JPMorgan Chase Bank, N.A. (successor-in-interest to Citibank, N.A.), as Trustee.

     - Indenture regarding senior debt securities, dated as of October 27, 1993, between Citigroup Global Markets Holdings Inc. (successor-in-interest to Salomon Inc) and The Bank of New York, as Trustee.

     - Indenture regarding senior debt securities, dated as of January 18, 1994, between Citigroup Global Markets Holdings Inc. (successor-in-interest to Salomon Inc) and JPMorgan Chase Bank, N.A. (successor-in-interest to The Chase Manhattan Bank), as Trustee.

     - Indenture regarding senior debt securities, dated as of May 26, 2000, between Citigroup Global Markets Holdings Inc. (successor-in-interest to Salomon Smith Barney Holdings Inc.) and JPMorgan Chase Bank, N.A. (successor-in-interest to The Chase Manhattan Bank), as Trustee.

     - Targeted Growth Enhanced Terms Securities Guarantee Agreement, TARGETS Trust XVI, between Salomon Smith Barney Holdings Inc., as Guarantor and JPMorgan Chase Bank, as Trustee, dated August 23, 2002.

     - Targeted Growth Enhanced Terms Securities Guarantee Agreement, TARGETS Trust XVII, between Salomon Smith Barney Holdings Inc., as Guarantor and JPMorgan Chase Bank, as Trustee, dated November 26, 2002.

     - Targeted Growth Enhanced Terms Securities Guarantee Agreement, TARGETS Trust XVIII, between Salomon Smith Barney Holdings Inc., as Guarantor and JPMorgan Chase Bank, as Trustee, dated February 27, 2003.

     - Targeted Growth Enhanced Terms Securities Guarantee Agreement, TARGETS Trust XIX, between Citigroup Global Markets Holdings Inc., as Guarantor and JPMorgan Chase Bank, as Trustee, dated December 19, 2003.

     - Targeted Growth Enhanced Terms Securities Guarantee Agreement, TARGETS Trust XX, between Citigroup Global Markets Holdings Inc., as Guarantor and JPMorgan Chase Bank, as Trustee, dated February 26, 2004.

     - Targeted Growth Enhanced Terms Securities Guarantee Agreement, TARGETS Trust XXI, between Citigroup Global Markets Holdings Inc., as Guarantor and JPMorgan Chase Bank, as Trustee, dated May 27, 2004.

     - Targeted Growth Enhanced Terms Securities Guarantee Agreement, TARGETS Trust XXII, between Citigroup Global Markets Holdings Inc., as Guarantor and JPMorgan Chase Bank, as Trustee, dated September 29, 2004.

     - Targeted Growth Enhanced Terms Securities Guarantee Agreement, TARGETS Trust XXIII, between Citigroup Global Markets Holdings Inc., as Guarantor and JPMorgan Chase Bank, as Trustee, dated December 17, 2004.

     - Targeted Growth Enhanced Terms Securities Guarantee Agreement, TARGETS Trust XXIV, between Citigroup Global Markets Holdings Inc., as Guarantor and JPMorgan Chase Bank, as Trustee, dated February 25, 2005.

     The above indentures and guarantee agreements are sometimes referred to in this prospectus individually as an "indenture" or a "guarantee agreement," respectively, and collectively as the "indentures" and the "guarantee agreements," respectively. Unless otherwise indicated, when we refer to the "trustee" in this prospectus, we mean one or all of the banking institutions indicated above, in their capacity as trustee under the related indentures and guarantee agreements.

     Each of the indentures has been filed with the Securities and Exchange Commission and is incorporated by reference in the registration statement of which this prospectus forms a part, and each of the guarantee agreements is filed with the Securities and Exchange Commission as a part of the registration statement of which this prospectus forms a part.

                            MARKET-MAKING ACTIVITIES

     This prospectus, together with the accompanying prospectus, prospectus supplement and pricing supplement, if applicable, may be used by Citigroup's broker-dealer subsidiaries in connection with offers and sales of the outstanding securities (subject to obtaining any necessary approval of any stock exchange on which such outstanding securities are listed for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in these transactions. None of these subsidiaries is obligated to make a market in any of the outstanding securities and any such subsidiary may discontinue any market making at any time without notice, at its sole discretion.

     Each of the broker-dealer subsidiaries of Citigroup is a member of the National Association of Securities Dealers, Inc. and may participate in distributions of the outstanding securities. Accordingly, the participation of any such entity in the offerings of outstanding securities will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

                                 LEGAL MATTERS

     The validity of the guarantees will be passed upon for Citigroup by John R. Dye, General Counsel -- Capital Markets of Citigroup. Mr. Dye beneficially owns, or has rights to acquire under Citigroup's employee benefit plans, an aggregate of less than 1% Citigroup's common stock.

                                    EXPERTS

     The consolidated financial statements of Citigroup Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and audit. The report of KPMG LLP refers to changes, in 2003, in Citigroup's methods of accounting for variable interest entities and stock-based compensation, and, in 2002, in Citigroup's methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Citigroup filed a registration statement (No. 333-125845-01) relating to the guarantees offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC's public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Citigroup to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

          (a) Annual Report on Form 10-K for the year ended December 31, 2004;

          (b) Current Report on Form 8-K filed on June 7, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect a discontinued operation and updated business segment disclosures);

          (c) Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

          (d) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January 31,
     2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2,
     2005, March 15, 2005, March 16, 2005, April 14, 2005, April 15, 2005, April
     20, 2005, May 2, 2005, May 18, 2005, May 24, 2005, May 26, 2005, May 31,
     2005, June 1, 2005, June 2, 2005, June 6, 2005, June 9, 2005, June 10,
     2005, June 16, 2005, June 17, 2005, June 24, 2005, June 29, 2005 and June
     30, 2005.

     All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following addresses:

                          Citigroup Document Services
                           140 58th Street, Suite 8G
                               Brooklyn, NY 11220
                           (877) 936-2737 (toll free)
                        718-765-6460 (outside the U.S.)

     You should rely only on the information provided in this prospectus and the accompanying prospectus, prospectus supplement and pricing supplement, if applicable, as well as the information incorporated by reference. Neither Citigroup nor any broker-dealer subsidiary of Citigroup has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither Citigroup nor any broker-dealer subsidiary of Citigroup is making an offer of these guarantees in any state where the offer is not permitted. You should not assume that the information in this prospectus, the accompanying prospectus, prospectus supplement, pricing supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document. Citigroup's business, financial condition, results of operations and prospects may have changed since that date.

     Citigroup has issued a full and unconditional guarantee of payments due under the outstanding securities issued or guaranteed by Citigroup Global Markets Holdings and its corporate predecessors listed in this prospectus. It is expected that Citigroup Global Markets Holdings will no longer file periodic reports under the Exchange Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 CITIGROUP INC.

                  UNCONDITIONAL GUARANTEE AS TO PAYMENT TO THE
EXTENT SET FORTH HEREIN OF THE SECURITIES LISTED HEREIN ISSUED OR GUARANTEED BY
     CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND ITS CORPORATE PREDECESSORS

                                  ------------
                                   PROSPECTUS
                                 JUNE 30, 2005
                                  ------------

                                   CITIGROUP

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